Exhibit 21.1

GLYECO, INC.
SUBSIDIARY STATUS
APRIL 16, 2012

ENTITY	FILING STATE	DATE OF INCORPORATION	CORPORATE STATUS	NEXT ANNUAL FILING DUE
Global Recycling Technologies Acquisition Corp #6, Ltd	DE	07/11/2007	Dissolved - 12/31/2011	N/A
GlyEco, Inc. (Foreign Entity)	AZ	02/12/2012	Good Standing	02/12/2013
GlyEco Acquisition Corp #1	AZ	12/15/2011	Good Standing	12/15/2012
GlyEco Acquisition Corp #1	MN	12/30/2011	Good Standing	12/31/2012
GlyEco Acquisition Corp #2	AZ	03/28/2012	Good Standing	03/28/2013
GlyEco Acquisition Corp #3	AZ	03/28/2012	Good Standing	03/28/2013